Exhibit 99.1

Media:	Molly Boyd
(713) 627-5923

Analysts:	John Arensdorf
(713) 627-4600

Date:	October 10, 2008

Spectra Energy Announces Senior Executive Team

HOUSTON — Spectra Energy Corp (NYSE:SE) today announced the senior executive team who will lead the corporation following current president and chief executive officer (CEO) Fred Fowler’s retirement at the end of 2008. The company previously announced that in January 2009, Greg Ebel, currently chief financial officer (CFO) Spectra Energy, will succeed Fowler as president and CEO of the company.

“This is an extremely talented and experienced leadership team and I am excited to work with them as we continue to build on and grow our leading natural gas infrastructure position,” said Ebel. “We’ve structured the team to ensure we are well-positioned to react quickly to the ever-changing economic and industry dynamics, and to continue delivering long-term shareholder value.”

Effective November 1, the following individuals will report directly to the Office of the CEO:

o	Dorothy Ables — currently vice president of audit services and the company’s ethics and compliance officer will take on a new role of Chief

Administrative Officer with responsibilities for information technology, audit services, human resources, support services, and community relations.

o	John Arensdorf — currently vice president of investor relations will take on the new role of Chief Communications Officer and will be responsible for the company’s investor relations, internal and external communications, stakeholder outreach, and sustainability functions.
o	Doug Bloom — continues in his current role as president of Spectra Energy’s Western Canadian business.
o	Julie Dill — continues in her current role as president, Union Gas, Spectra Energy’s Ontario distribution business.
o	Mark Fiedorek — continues in his current role of group vice president, U.S. Southeast Transmission and Storage, with responsibility for the commercial aspects of the U.S. Southeast pipeline and storage business.
o	Alan Harris — currently Chief Development Officer will take on additional responsibilities as Chief Development and Operations Officer. In addition to his current responsibilities for strategy, planning, corporate business development, and mergers and acquisitions, he will also be responsible for project execution, operations of the company’s U.S. pipeline and storage business, environment, health and safety, procurement and Spectra Energy Partners.
o	Bill Yardley — continues in his current role of group vice president, U.S. Northeast Transmission, with responsibility for the commercial aspects of the U.S. Northeast pipeline business.
o	A general counsel, who will have responsibility for the company’s legal, government relations, regulatory, corporate secretary, and ethics and compliance activities, will be appointed at a later date. Pat Hester, currently associate general counsel, will assume the duties of the general counsel on an interim basis.
o	The company is currently in the process of completing its search for a new CFO who will replace Ebel on January 1, 2009. A separate announcement will be made once the CFO has been appointed.

“Martha Wyrsch, who held the role of president and CEO, Spectra Energy Transmission, will be pursuing opportunities outside of the company,” said Ebel. “Over the last decade, Martha has shown great commitment and made a significant contribution to the success of Spectra Energy and its predecessor companies, and we wish her every success in her future pursuits.”

“In addition, Bill Garner, who held the role of General Counsel since Spectra Energy’s launch in 2007, will also be pursuing opportunities outside the company,” continued Ebel. “We thank Bill for his many contributions in successfully launching Spectra Energy and we wish him well in his future endeavors.”

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For nearly a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 18,000 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, the largest natural gas gatherer and processor in the United States. For more information, visit www.spectraenergy.com.

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